Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Laura Hodges
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS 2014 RESULTS AND
PROVIDES 2015 GUIDANCE

MIAMI – January 29, 2015 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported 2014 results and provided increased guidance for 2015. Following its Double-Double trajectory, the company’s earnings for 2014 were up more than 40% over 2013 and are expected to be up a further 40% in 2015.

KEY HIGHLIGHTS

Full Year 2014:

>	Net Yields were up 2.4% on a Constant-Currency basis (up 1.4% As-Reported).
>	Net Cruise Costs (“NCC”) excluding fuel were down 0.6% on a Constant-Currency basis (down 0.8% As-Reported).
>	Adjusted Net Income was $755.7 million, or $3.39 per share, versus Adjusted Net Income of $539.2 million, or $2.44 per share, in 2013.
>
In the fourth quarter, the US Dollar strengthened significantly and the price of crude oil fell dramatically in world markets, but the price at-the-pump fell more slowly.  The net effect of both factors on the company was a reduction in EPS of $0.07 per share since October.

>
Operationally, results were on target, but close-in bookings were at the low end of the scale whereas 2013’s very robust pattern was unusually strong. These weaker bookings were offset by improved expenses and equity investments.

>	US GAAP Net Income was $764.1 million or $3.43 per share, versus $473.7 million, or $2.14 per share in 2013.

Full Year 2015 Outlook:

>	Net Yields are expected to increase 2.5% to 4.5% on a Constant-Currency basis (in the range of down 0.5% to up 1.5% As-Reported).
>	NCC excluding fuel are expected to be up 1% or better on a Constant-Currency basis (down 1.5% to 0.5% As-Reported).
>	Adjusted EPS for 2015 is expected to be in the range of $4.65 to $4.85 per share –

slightly higher than previous guidance of $4.55. Approximately $0.05 of the improvement is due to the combined effect of lower fuel costs offset by negative foreign exchange movements. The remainder of the difference is due to improved operational elements.

>
In the second quarter of 2015, Royal Caribbean International will take delivery of Anthem of the Seas, the sister ship to the highly successful Quantum of the Seas that made her debut in the fourth quarter of 2014. This spring, TUI Cruises, the company’s German joint venture, will take delivery of its second new build, Mein Schiff 4.  Also this spring, the company will deliver Celebrity Century to its Chinese joint venture, SkySea Cruises.

“It’s been a good year and we are looking forward to another good one in 2015,” said Richard D. Fain, chairman and chief executive officer. “Our brands are performing at their strongest levels ever and our Double-Double program is solidly on track.”

FOURTH QUARTER RESULTS

Adjusted Net Income for the fourth quarter of 2014 was $70 million, or $0.32 per share, compared to Adjusted Net Income of $49.9 million, or $0.23 per share, in the fourth quarter of 2013.  US GAAP Net Income for the fourth quarter of 2014 was $109.8 million, or $0.49 per share.  Constant-Currency NCC excluding fuel were up 2.3%, better than the midpoint of guidance.  Net Yields on a Constant-Currency basis increased 2.7% versus guidance of 3.5%, driven by a weaker than anticipated Caribbean pricing environment.

The strengthening of the US Dollar, net of fuel, reduced EPS by $0.07.  Even though the worldwide price of crude oil dropped precipitously during the quarter, there is a lag between sharp movements in crude prices and the cost of fuel at-the-pump and bunker inventory on board our ships.  Bunker pricing net of hedging for the fourth quarter was $660 per metric ton and consumption was 347,000 metric tons.

FULL YEAR 2014 RESULTS

Adjusted Net Income for the full year 2014 was $755.7 million, or $3.39 per share, compared to Adjusted Net Income of $539.2 million, or $2.44 per share, for the full year

2013.  This represents a 40% year-over-year increase in Adjusted Earnings.  US GAAP Net Income for the full year 2014 was $764.1 million, or $3.43 per share.  During the fourth quarter, tax reform in Spain eliminated limitations on the carry forward period for previously recognized net operating losses. This resulted in a net income benefit of $33.5 million, or $0.15 per share.  This benefit had not been anticipated in the company’s guidance and, in accordance with the company’s past approach to such items, was excluded from Adjusted EPS.

Net Yields for the full year 2014 increased 2.4% on a Constant-Currency basis. Onboard revenue yields were up 3.8%.

NCC excluding fuel were down 0.6% on a Constant-Currency basis, versus guidance of flat to slightly down.  The average bunker price net of hedging for full year 2014 was $693 per metric ton and consumption was 1,367,000 metric tons.

Towards the end of 2014, the US Dollar strengthened while the price of fuel in world markets declined, but at a more dramatic rate.  While the impact of currency is immediate, there is a lag before a change in the price of fuel flows through to the business.  There continues to be a relationship between foreign exchange and fuel, but the offsets are not exact (especially in the short term) and fluctuations a near certainty.  For 2014, the net impact of currency and fuel was a negative $0.07 to earnings relative to the latest guidance.

At the beginning of 2014, the company forecasted Adjusted Earnings of $3.20 to $3.40 per share.  In the first and second quarter, foreign exchange moved in the company’s favor and the company increased the midpoint of its guidance to $3.45, largely to reflect that improvement.  Later in the year, foreign exchange reversed direction, reversing the earlier benefit. The company’s final Adjusted EPS of $3.39 was at the top end of original guidance.  Interestingly, foreign exchange movements netted to approximately zero by year-end.

FULL YEAR 2015

Bookings over the past three months have been higher than prior year levels, and the company is experiencing a good, but typical WAVE season. Load factors and average per diems are both ahead of same time last year. In fact, the company’s booked position at the end of 2014 was the best such position in the company’s history. The company continues to experience highly competitive Caribbean pricing through the first quarter, but pricing is expected to be up low single digits for the remainder of 2015.  The company expects a Net Yield increase in the range of 2.5% to 4.5% on a Constant-Currency basis and in the range of down 0.5% to up 1.5% on an As-Reported basis for the full year.

NCC excluding fuel are expected to be up 1% or better on a Constant-Currency basis and down 1.5% to 0.5% on an As-Reported basis.

“On the revenue front, although the first quarter remains a challenge, we are pleased with the way our summer season in the Caribbean, Europe, China and Alaska is coming together,” said Jason T. Liberty, chief financial officer. “On the expense side, our on-going focus on driving efficiencies throughout the business provides us with the ability to keep our costs firmly in line with our Double-Double expectations while strategically investing in technology enhancements and growing markets, like China.”

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company currently estimates 2015 Adjusted EPS will be in the range of $4.65 to $4.85 per share.  The company noted that since October, the fall in the price of oil has had a positive impact of $0.59 per share and the strengthening of the US Dollar has had a negative impact of $0.54 per share.

FIRST QUARTER 2015

Constant-Currency Net Yields are expected to be down 1.5% to 2.0% in the first quarter of 2015 (down approximately 5% As-Reported). This includes the previously announced shift of holiday sailings from the first quarter of each year to the fourth quarter. While this shift has no impact on the year as a whole, it accounts for most of the decline in first quarter yields. In addition, the overhang of the highly promotional Caribbean environment in 2014 continues through the first quarter of 2015, also impacting yields. Yields in the second, third and fourth quarters are expected to be higher, and will be up in the mid-single digits.

NCC excluding fuel are expected to be up 2.0% to 3.0% on a Constant-Currency basis (flat to up 1% As-Reported).  Based on current fuel pricing, interest rates and currency exchange rates and the factors detailed above, the company expects first quarter Adjusted EPS to be in the range of $0.10 to $0.15 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices, the company has included $207 million and $806 million of fuel expense in its first quarter and full year 2015 guidance, respectively.

Forecasted consumption is 52% hedged via swaps for the remainder of 2015 and 50%, 35%, and 15% hedged for 2016, 2017 and 2018, respectively.  For the same four years, the average cost per metric ton of the hedge portfolio is approximately $636, $585, $565 and $542, respectively.

The company provided the following fuel statistics for the first quarter and full year 2015:

FUEL STATISTICS	First Quarter 2015	Full Year 2015
Fuel Consumption (metric tons)	353,000	1,400,000
Fuel Expenses	$207 million	$806 million
Percent Hedged (fwd consumption)	54%	52%
Impact of 10% change in fuel prices	$7 million	$25 million

In summary, the company provided the following guidance for the first quarter and full year of 2015:

GUIDANCE	As-Reported	Constant-Currency
First Quarter 2015
Net Yields	Approx. (5.0%)	(1.5%) to (2.0%)
Net Cruise Costs per APCD	(3.5%) to (4.0%)	Approx. (2.0%)
Net Cruise Costs per APCD excluding Fuel	Flat to up 1%	2.0% to 3.0%

Full Year 2015
Net Yields	(0.5%) to 1.5%	2.5% to 4.5%
Net Cruise Costs per APCD	(4.5%) to (5.5%)	(3.0%) to (4.0%)
Net Cruise Costs per APCD excluding Fuel	(1.5%) to (0.5%)	1% or better

	First Quarter 2015	Full Year 2015
Capacity Increase	3.8%	5.5%
Depreciation and Amortization	$195 to $205 million	$840 to $850 million
Interest Expense, net	$60 to $70 million	$260 to $270 million
Adjusted EPS	$0.10 to $0.15	$4.65 to $4.85

1% Change in Currency	$2 million	$12 million
1% Change in Net Yield	$14 million	$64 million
1% Change in NCC x fuel	$9 million	$35 million
Exchange rates used in guidance calculations
	Current – January	Previous – October
GBP	$1.50	$1.61
CAD	$0.81	$0.90
BRL	$0.39	$0.42
AUD	$0.80	$0.88
EUR	$1.14	$1.26

LIQUIDITY AND FINANCING ARRANGEMENTS
As of December 31, 2014, liquidity was $1.0 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2015, 2016, 2017, 2018 and 2019 are $0.8 billion, $1.8 billion, $0.9 billion, $1.8 billion and $0.5 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2015, 2016, 2017, 2018 and 2019 are $1.6 billion, $2.3 billion, $0.4 billion, $2.2 billion and $0.4 billion, respectively.

Capacity increases for 2015, 2016, 2017, 2018 and 2019 are expected to be 5.5%, 6.6%, 3.8%, 4.4% and 3.7%, respectively. These figures do not include potential ship sales or additions that the company may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Standard Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations web site at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included restructuring and related impairment charges, other costs related to our profitability initiatives, the estimated impact of the divested Pullmantur non-core businesses, the loss recognized on the sale of Celebrity Century, the impact of the change in our voyage proration and the reversal of an asset valuation allowance due to Spanish tax reform. The estimated impact of the divested Pullmantur non-core businesses was arrived at by adjusting the net income (loss) of these businesses for the ownership percentage we retained as well as for intercompany transactions that are no longer eliminated in our consolidated statements of comprehensive income (loss) subsequent to the sales transaction. For the full year 2014, the impact of the voyage proration change represents net income that would have been recognized in 2013 had we recognized revenues and cruise operating expenses on a pro-rata basis for all voyages.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel are our most relevant financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar.  Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and Net Cruise Costs (“NCC”) Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful. For the periods prior to the sale of the Pullmantur non-core businesses, Net Cruise Costs excludes the estimated impact of these divested businesses. Net Cruise Costs also excludes initiative costs reported within Marketing, Selling and Administrative expenses, as well as the loss recognized on the sale of Celebrity Century included within Other Operating Expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.  For the periods prior to the sale of the Pullmantur non-core businesses, Net Revenues excludes the estimated impact of these divested businesses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

For the periods prior to the sale of the Pullmantur non-core businesses, Net Yields excludes the estimated impact of these divested businesses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 42 ships with an additional seven under construction contracts, and two on firm order.  They operate diverse itineraries around the world that call on approximately 480 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2015, and expectations regarding the timing and results of our Double-Double initiative, the costs and yields expected in 2015 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, incidents or adverse publicity concerning the cruise vacation industry, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, the impact of foreign exchange rates and fuel price fluctuations, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Passenger ticket revenues	$1,303,799	$1,290,176	$5,893,847	$5,722,718
Onboard and other revenues	514,027	563,982	2,180,008	2,237,176
Total revenues	1,817,826	1,854,158	8,073,855	7,959,894
Cruise operating expenses:
Commissions, transportation and other	303,824	296,861	1,372,785	1,314,595
Onboard and other	126,454	128,149	582,750	568,615
Payroll and related	213,409	208,979	847,641	841,737
Food	119,958	118,536	478,130	469,653
Fuel	229,310	234,605	947,391	924,414
Other operating	251,790	295,530	1,077,584	1,186,256
Total cruise operating expenses	1,244,745	1,282,660	5,306,281	5,305,270
Marketing, selling and administrative expenses	257,995	262,883	1,048,952	1,044,819
Depreciation and amortization expenses	193,382	190,622	772,445	754,711
Restructuring and related impairment charges	2,360	43,024	4,318	56,946
Operating Income	119,344	74,969	941,859	798,148

Other income (expense):
Interest income	2,321	3,447	10,344	13,898
Interest expense, net of interest capitalized	(64,368)	(75,709)	(258,299)	(332,422)
Extinguishment of unsecured senior notes	-	-	-	(4,206)
Other income (expense)	52,471	4,311	70,242	(1,726)
	(9,576)	(67,951)	(177,713)	(324,456)
Net Income	$109,768	$7,018	$764,146	$473,692

Earnings Per Share:
Basic	$0.50	$0.03	$3.45	$2.16
Diluted	$0.49	$0.03	$3.43	$2.14

Weighted-Average Shares Outstanding:
Basic	220,622	220,197	221,658	219,638
Diluted	222,041	221,561	223,044	220,941

Comprehensive Income
Net Income	$109,768	$7,018	$764,146	$473,692
Other comprehensive (loss) income:
Foreign currency translation adjustments	(8,257)	1,160	(26,102)	1,529
Change in defined benefit plans	(1,677)	113	(7,213)	10,829
(Loss) gain on cash flow derivative hedges	(546,171)	71,314	(869,350)	127,829
Total other comprehensive (loss) income	(556,105)	72,587	(902,665)	140,187

Comprehensive (Loss) Income	$(446,337)	$79,605	$(138,519)	$613,879

STATISTICS
	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Passengers Carried	1,263,129	1,189,870	5,149,952	4,884,763
Passenger Cruise Days	9,221,383	8,928,658	36,710,966	35,561,772
APCD	8,825,623	8,640,612	34,773,915	33,974,852
Occupancy	104.5%	103.3%	105.6%	104.7%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	December 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$189,241	$204,687
Trade and other receivables, net	261,392	259,746
Inventories	123,490	151,244
Prepaid expenses and other assets	226,960	252,852
Derivative financial instruments	-	87,845
Total current assets	801,083	956,374

Property and equipment, net	18,235,568	17,517,752
Goodwill	420,542	439,231
Other assets	1,255,997	1,159,590
	$20,713,190	$20,072,947

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$799,630	$1,563,378
Accounts payable	331,505	372,226
Accrued interest	49,074	103,025
Accrued expenses and other liabilities	902,124	563,702
Customer deposits	1,766,914	1,664,679
Total current liabilities	3,849,247	4,267,010
Long-term debt	7,644,318	6,511,426
Other long-term liabilities	935,266	486,246

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
233,106,019 and 230,782,315 shares issued, December 31, 2014
and December 31, 2013, respectively)	2,331	2,308
Paid-in capital	3,253,552	3,159,038
Retained earnings	6,575,248	6,054,952
Accumulated other comprehensive (loss) income	(896,994)	5,671
Treasury stock (13,808,683 and 10,308,683 common shares at cost, December 31, 2014 and December 31, 2013, respectively)	(649,778)	(413,704)
Total shareholders' equity	8,284,359	8,808,265
	$20,713,190	$20,072,947

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Year Ended
	December 31,
	2014	2013
Operating Activities
Net income	$764,146	$473,692
Adjustments:
Depreciation and amortization	772,445	754,711
Restructuring related impairments	-	33,514
Net deferred income tax benefit	(44,437)	(1,842)
Loss on sale of ship	17,401	-
Loss on derivative instruments not designated as hedges	48,637	19,287
Loss on extinguishment of unsecured senior notes	-	4,206
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	100,095	95,401
Decrease (increase) in inventories	26,254	(4,321)
Decrease (increase) in prepaid expenses and other assets	41,077	(22,657)
(Decrease) increase in accounts payable	(40,651)	18,957
Decrease in accrued interest	(53,951)	(3,341)
Increase (decrease) in accrued expenses and other liabilities	70,565	(6,714)
Increase in customer deposits	14,885	37,077
Dividends received from unconsolidated affiliates	5,814	5,093
Other, net	21,479	9,005
Net cash provided by operating activities	1,743,759	1,412,068

Investing Activities
Purchases of property and equipment	(1,811,398)	(763,777)
Cash paid on settlement of derivative financial instruments	(68,098)	(17,338)
Investments in unconsolidated affiliates	(188,595)	(70,626)
Cash received on loan to unconsolidated affiliate	76,167	23,372
Proceeds from sale of ship	220,000	-
Other, net	1,546	3,831
Net cash used in investing activities	(1,770,378)	(824,538)

Financing Activities
Debt proceeds	4,153,958	2,449,464
Debt issuance costs	(72,974)	(57,622)
Repayments of debt	(3,724,218)	(2,856,481)
Purchase of treasury of stock	(236,075)	-
Dividends paid	(198,952)	(143,629)
Proceeds from exercise of common stock options	70,879	30,125
Cash received on settlement of derivative financial instruments	22,835	-
Other, net	2,027	1,517
Net cash provided by (used in) financing activities	17,480	(576,626)

Effect of exchange rate changes on cash	(6,307)	(1,072)

Net (decrease) increase in cash and cash equivalents	(15,446)	9,832
Cash and cash equivalents at beginning of period	204,687	194,855
Cash and cash equivalents at end of period	$189,241	$204,687

Supplemental Disclosure
Cash paid during the year for:
Interest, net of amount capitalized	$276,933	$319,476

Non cash Investing Activities
Purchase of property and equipment through asset trade-in	$-	$46,375

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended			Year Ended
	December 31,			December 31,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013

Passenger ticket revenues	$1,303,799	$1,339,820	$1,290,176	$5,893,847	$5,956,386	$5,722,718
Onboard and other revenues	514,027	519,945	563,982	2,180,008	2,184,683	2,237,176
Total revenues	1,817,826	1,859,765	1,854,158	8,073,855	8,141,069	7,959,894
Less:
Commissions, transportation and other	303,824	310,507	296,861	1,372,785	1,383,339	1,314,595
Onboard and other	126,454	129,367	128,149	582,750	585,631	568,615
Net Revenues including divested businesses	1,387,548	1,419,891	1,429,148	6,118,320	6,172,099	6,076,684
Less:
Net Revenues related to divested businesses
prior to sales transaction	-	-	75,707	35,656	34,403	218,350
Net Revenues	$1,387,548	$1,419,891	$1,353,441	$6,082,664	$6,137,696	$5,858,334

APCD	8,825,623	8,825,623	8,640,612	34,773,915	34,773,915	33,974,852
Gross Yields	$205.97	$210.72	$214.59	$232.18	$234.11	$234.29
Net Yields	$157.22	$160.88	$156.64	$174.92	$176.50	$172.43

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended			Year Ended
	December 31,			December 31,
	2014	2014 On a Constant Currency basis	2013	2014	2014 On a Constant Currency basis	2013

Total cruise operating expenses	$1,244,745	$1,261,447	$1,282,660	$5,306,281	$5,329,013	$5,305,270
Marketing, selling and administrative expenses	257,995	261,766	262,883	1,048,952	1,048,921	1,044,819
Gross Cruise Costs	1,502,740	1,523,213	1,545,543	6,355,233	6,377,934	6,350,089
Less:
Commissions, transportation and other	303,824	310,507	296,861	1,372,785	1,383,339	1,314,595
Onboard and other	126,454	129,367	128,149	582,750	585,631	568,615
Net Cruise Costs including divested businesses	1,072,462	1,083,339	1,120,533	4,399,698	4,408,964	4,466,879
Less:
Net Cruise Costs related to divested businesses
prior to sales transaction	-	-	72,937	47,854	46,158	224,864
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	3,936	4,523	-	18,972	19,354	-
Loss on sale of ship included within other operating expenses	-	-	-	17,401	17,401	-
Net Cruise Costs	1,068,526	1,078,816	1,047,596	4,315,471	4,326,051	4,242,015
Less:
Fuel	229,310	229,500	234,605	947,391	950,945	924,414
Net Cruise Costs Excluding Fuel	$839,216	$849,316	$812,991	$3,368,080	$3,375,106	$3,317,601

APCD	8,825,623	8,825,623	8,640,612	34,773,915	34,773,915	33,974,852
Gross Cruise Costs per APCD	$170.27	$172.59	$178.87	$182.76	$183.41	$186.91
Net Cruise Costs per APCD	$121.07	$122.24	$121.24	$124.10	$124.41	$124.86
Net Cruise Costs Excluding Fuel per APCD	$95.09	$96.23	$94.09	$96.86	$97.06	$97.65

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	December 31,	December 31,
	2014	2013

Long-term debt, net of current portion	$7,644,318	$6,511,426
Current portion of long-term debt	799,630	1,563,378
Total debt	8,443,948	8,074,804
Less: Cash and cash equivalents	189,241	204,687
Net Debt	$8,254,707	$7,870,117

Total shareholders' equity	$8,284,359	$8,808,265
Total debt	8,443,948	8,074,804
Total debt and shareholders' equity	$16,728,307	$16,883,069
Debt-to-Capital	50.5%	47.8%
Net Debt	$8,254,707	$7,870,117
Net Debt and shareholders' equity	$16,539,066	$16,678,382
Net Debt-to-Capital	49.9%	47.2%

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):
	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Adjusted Net Income	$70,048	$49,855	$755,729	$539,224
Net Income	109,768	7,018	764,146	473,692
Net Adjustments to Net Income (Decrease) Increase	$(39,720)	$42,837	$(8,417)	$65,532
Adjustments to Net Income:
Restructuring and related impairment charges	$2,360	$43,024	$4,318	$56,946
Other initiative costs	3,936	-	21,211	-
Estimated impact of divested businesses prior to sales transaction	-	(187)	11,013	8,586
Loss on sale of ship included within other operating expenses	-	-	17,401	-
Impact of voyage proration change	(12,533)	-	(28,877)	-
Spanish tax reform benefit	(33,483)	-	(33,483)	-
Net Adjustments to Net Income (Decrease) Increase	$(39,720)	$42,837	$(8,417)	$65,532

Adjusted Earnings per Share - Diluted	$0.32	$0.23	$3.39	$2.44
Earnings per Share - Diluted	0.49	0.03	3.43	2.14
Net Adjustments to Net Income (Decrease) Increase	$(0.17)	$0.20	$(0.04)	$0.30
Adjustments to Earnings per Share:
Restructuring and related impairment charges	$0.01	$0.20	$0.02	$0.26
Other initiative costs	0.02	-	0.09	-
Estimated impact of divested businesses prior to sales transaction	-	-	0.05	0.04
Loss on sale of ship included within other operating expenses	-	-	0.08	-
Impact of voyage proration change	(0.05)	-	(0.13)	-
Spanish tax reform benefit	(0.15)	-	(0.15)	-
Net Adjustments to Net Income (Decrease) Increase	$(0.17)	$0.20	$(0.04)	$0.30

Weighted-Average Shares Outstanding - Diluted	222,041	221,561	223,044	220,941